EXHIBIT 5.1

April 3, 2008

Pharsight Corporation

321 E. Evelyn Ave, 3rd Fl

Mountain View, California 94041

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about April 3, 2008, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 654,945 shares of Common Stock, $0.001 par value (the “Shares”), to be issued under the Amended and Restated 2000 Equity Incentive Plan, the Amended and Restated 2000 Employee Stock Purchase Plan and the 2001 UK Employee Stock Purchase Plan (together, the “Plans”).

It is our opinion that, when issued and sold pursuant to options granted in the manner described in the Plans, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation /s/ Wilson Sonsini Goodrich & Rosati, P.C.